Exhibit 99.1

ACLARIS THERAPEUTICS ANNOUNCES DIVESTITURE OF RHOFADE®

Wayne, PA – October 10, 2019 (GLOBE NEWSWIRE) – Aclaris Therapeutics, Inc. (Nasdaq: ACRS), a physician-led biopharmaceutical company focused on immuno-inflammatory diseases, today announced it has divested RHOFADE® (oxymetazoline hydrochloride) cream, 1% (RHOFADE) and related intellectual property assets to EPI Health, LLC (EPI Health). The divestiture of RHOFADE is a key component of Aclaris’ recently announced strategic plan to refocus resources on the development of its immuno-inflammatory development programs.

“This transaction provides us with an opportunity to refocus our resources on the development of our immuno-inflammatory assets so that we may develop treatments for patients with immuno-inflammatory diseases who lack satisfactory treatment options.” said Dr. Neal Walker, Aclaris’ President and Chief Executive Officer. “We also believe that EPI Health’s extensive dermatology and commercial expertise will be instrumental in their commercialization of RHOFADE."

Aclaris and EPI Health have entered into a purchase agreement whereby Aclaris sold the worldwide rights to RHOFADE, which includes the assignment of certain licenses for related intellectual property assets.  Pursuant to the terms of the agreement, EPI Health has agreed to pay Aclaris total cash consideration of up to $55.0 million, consisting of (i) an upfront payment of $35.0 million and (ii) potential sales milestone payments of up to $20.0 million in the aggregate upon the achievement of specified levels of net sales of products covered by the agreement.  In addition, EPI Health has agreed to pay Aclaris, (i) a specified high single-digit royalty calculated as a percentage of net sales, on a product-by-product and country-by-country basis, subject to specified reductions, limitations and adjustments and (ii) 25% of any upfront, license, milestone, maintenance or fixed payment received by EPI Health from a licensee or sublicensee in any territory outside of the United States, subject to specified exceptions.

SVB Leerink LLC acted as exclusive financial advisor and DLA Piper LLP (US) served as legal counsel to Aclaris.

Concurrently with the closing of this transaction, Aclaris repaid in full its $30 million term loan (plus fees and expenses) with Oxford Finance LLC. EPI Health has agreed to assume the obligation to pay specified royalties and milestone payments under Aclaris’ existing agreements with Allergan Sales, LLC, Aspect Pharmaceuticals, LLC and Vicept Therapeutics, Inc.

As a result of these changes, Aclaris anticipates that its current cash, cash equivalents and marketable securities on hand, including the upfront proceeds received from EPI Health, and the repayment of the outstanding term loan, will be sufficient to fund its operations into the third quarter of 2021, without giving effect to any potential new business development transactions or financing activities.

About Aclaris Therapeutics, Inc.

Aclaris Therapeutics, Inc. is a physician-led biopharmaceutical company committed to addressing the needs of people with immuno-inflammatory diseases who lack satisfactory treatment options. The company’s diverse portfolio includes one late-stage investigational drug candidate and a pipeline powered by a robust R&D engine exploring protein kinase regulation. Aclaris Therapeutics’ active development programs focus on areas where significant treatment gaps exist. For additional information, please visit www.aclaristx.com and follow Aclaris on LinkedIn or Twitter @aclaristx.

About EPI Health, LLC
Headquartered in Charleston, South Carolina, EPI Health is a specialty pharmaceutical company committed to delivering innovative prescription therapies to dermatologists while improving the quality of life of patients and providing outstanding medical services to dermatology community. EPI Health is a wholly owned subsidiary of EPI Group. For more information, visit the EPI Health website at www.epihealth.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "believe," "expect," "may," "plan," "potential," "will," and similar expressions, and are based on Aclaris' current beliefs and expectations. These forward-looking statements include expectations regarding its belief that its existing cash, cash equivalents and marketable securities will be sufficient to fund its operations into the third quarter of 2021 and the commercialization of RHOFADE by EPI Health. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials and in commercialization of products, Aclaris' reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in the Risk Factors section of Aclaris' Annual Report on Form 10-K for the year ended December 31, 2018, Aclaris’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and other filings Aclaris makes with the U.S. Securities and Exchange Commission from time to time. These documents are available under the "SEC filings” section of the Investors page of Aclaris' website at http://www.aclaristx.com. Any forward-looking statements speak only as of the date of this press release and are based on information available to Aclaris as of the date of this release, and Aclaris assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Aclaris Contact

Michael Tung, M.D.
Corporate Strategy/Investor Relations
484-329-2140
mtung@aclaristx.com